250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 745-1976

Arrow Reports Increased Net Income; Strong Loan Growth Continues

•	First-quarter net income increased to $6.6 million.

•	First-quarter diluted earnings per share (EPS) were $0.49.

•	Period-end total loans reached a record high of $1.8 billion, up 11.6% year over year.

•	Record highs recorded for period-end total assets, total deposits and total equity.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (April 20, 2017) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2017. Net income for the first quarter of 2017 was $6.6 million, an increase of $82 thousand, or 1.3%, from net income of $6.5 million a year earlier. Diluted earnings per share (EPS) for the first quarter was $0.49, the same as the 2016 comparable quarter.

Our annualized key profitability ratios continue to remain strong, as measured by a return on average equity (ROE) of 11.43% and a return on average assets (ROA) of 1.02% for the first quarter, compared to 12.07% and 1.07% a year earlier. Historical and per share amounts have been restated to reflect our 3% stock dividend distributed on September 29, 2016.

Arrow President and CEO Thomas J. Murphy stated, "Arrow started 2017 as it ended 2016, with continued strong loan growth in all areas: commercial, consumer and residential real estate. Total deposits, total assets and total equity continue to grow and set new record highs. Our strategic expansion of our branch network in the Capital District, along with efforts to deepen relationships in our existing market to the north, has been effective in providing new loan opportunities and growing deposits."

The following expands upon our first-quarter results:

Net Interest Income: In the first quarter of 2017, our net interest income on a GAAP basis increased 6.3% to $18.5 million, compared to $17.4 million in 2016. On a non-GAAP (tax-equivalent) basis, our net interest income increased 6.1%, compared to the first quarter of 2016. Our net interest margin, measured on a non-GAAP (tax-equivalent) basis, was unchanged at 3.15%. It has stabilized over recent periods due to a change in asset mix, with an increase in loans as a percentage of assets and an increase in demand deposits. The increase in the yield on average earning assets was offset by an increase in the cost of average interest-bearing liabilities. Since loan growth remained stronger than deposit growth, overnight borrowings from the Federal Home Loan Bank increased during the first quarter 2017 and drove the increase in the related interest expense on those advances.

Loan Growth: At March 31, 2017, our total loan balance increased $188.1 million, or 11.6%, from a year earlier to a record high of $1.8 billion. Over the three-month period ended March 31, 2017, total loans grew $57.5 million, or 3.3%. We experienced growth in all three of our major loan segments: commercial, consumer and residential real estate.

During the first three months of 2017, our consumer loan portfolio grew $15 million, or 2.7%, to $552 million at period-end. This balance exceeded that of the prior year by $62.5 million, or 12.8%. This increase was primarily a result of growth in our indirect automobile lending program, which had $74.6 million in new originations in the first quarter. Additionally, total outstanding commercial loans increased 3.2% during the first three months, reaching a balance of $554.2 million on March 31, 2017, up $44.2 million, or 8.7%, from the prior year. Finally, our residential real estate loan portfolio increased $25.6 million, or 3.8%, during the first three months of 2017, reaching a period-end balance of $704.7 million, up $81.4 million, or 13.1% over the prior year balance. We originated approximately $42.5 million of residential real estate loans during the quarter, up $18.3 million, or 75.5% over the comparable 2016 quarter.

Deposit Growth: At March 31, 2017, deposit balances reached $2.3 billion, an increase of $141.5 million, or 6.7%, from the prior-year level. Noninterest-bearing demand deposits increased $49.9 million, or 14.1%, from the prior-year level, which has positively impacted net interest margin. Noninterest-bearing demand deposits represented 17.8% of total deposits at March 31, 2017, an increase from 16.7% as of March 31, 2016. The strategic expansion of our branch network in the Capital District in recent years has been effective in providing new loan opportunities and growing deposits.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management reached a record high of $1.3 billion at March 31, 2017. The balances of assets under trust administration and investment management were up $102.5 million, or 8.3%, from the total at March 31, 2016, primarily due to the performance of the equity markets. The related income from fiduciary activities between the respective three-month periods increased $87 thousand, or 4.5% to $2.0 million.

Asset Quality: Asset quality remained strong at March 31, 2017, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at March 31, 2017, of $6.1 million were down by $4.0 million, or 39.7%, from the prior-year level and down $1.1 million from year-end 2016, while we experienced during each of these intervening periods a substantial increase in total assets. Our nonperforming assets represented only 0.23% of total assets at period-end, down from 0.41% at March 31, 2016. Net charge-offs expressed as an annualized percentage of average loans outstanding were 0.04% for the three-month period ended March 31, 2017, the same ratio as we experienced in the prior-year quarter.

Our allowance for loan losses was $17.2 million at March 31, 2017, which represented 0.95% of loans outstanding. Our provision for loan losses for the first quarter of 2017 was $358 thousand, down $43 thousand from the provision for the comparable 2016 quarter. The decrease was primarily a result of our improved asset quality ratios.

Noninterest Income: Our noninterest income for the three-month period ended March 31, 2017 declined by 2.6% from the comparable 2016 quarter. A principal factor in the decline was $118 thousand of losses in the 2017 quarter related to annual tax reporting from various partnership investments, which in the comparable 2016 quarter generated $105 thousand of income. Our total investment in the related partnerships was $1.2 million at March 31, 2017. In addition, net gains recognized from the sale of loans declined from $180 thousand to $45 thousand as a result of lower premiums on sales and a significant reduction in the volume of loans sold in the secondary market. In the first quarter of 2017, we elected to sell approximately 5% of newly originated residential mortgage loans in the secondary market. During the first quarter of 2016, we sold approximately 20% of newly originated loans in the secondary market.

Noninterest Expense: Salaries and employee benefits, which are the largest components of noninterest expense, increased by 10.9% between first quarter 2016 and 2017. Salary expenses increased by 9% and were primarily attributable to increased staffing levels as we expanded in our southern market area and to normal salary increases. Employee benefit expenses increased by $356 thousand or 15.9% primarily related to increases in medical claims under our health benefit plans.

Cash and Stock Dividends: We distributed a cash dividend of $0.25 per share to shareholders in the first quarter of 2017. The cash dividend was 3% higher than the cash dividend paid in the first quarter of 2016 when adjusted for our 3% stock dividend distributed on September 29, 2016.

Capital: Total stockholders’ equity was a record $236.1 million at period-end, up $15.4 million, or 7.0%, above the prior-year amount. This increase essentially mirrored the 7.2% increase in total assets over the same 12-month period. Our capital ratios remained strong in 2017. At March 31, 2017, the Company's Common Equity Tier 1 ratio was estimated to be 12.84% and the Total Risk-Based Capital Ratio was estimated to be 14.98%. The Company and both its subsidiary banks continue to significantly exceed the "well capitalized" regulatory standard.

Provision for Income Taxes: In accordance with current accounting standards for equity compensation, income tax benefits from stock options exercised in the period reduced our effective tax rate for the quarter ended March 31, 2017. The impact on earnings per share was less than $0.01. Under the previous accounting standards the tax benefits would have impacted equity directly.

Industry Recognition: Arrow's lead subsidiary, Glens Falls National Bank and Trust Company was recently recognized on Seifried & Brew's "Top 15th Percentile of Community Banks" list based on its performance in 2016. To create the list, Seifried & Brew measured how institutions with assets between $10 million and $30 billion balanced risk and reward, using its S&B Composite scoring system. According to the report, this designation indicates that Glens Falls National "demonstrates exemplary management and safety as an institution."

Additionally, both of the Company's two banking subsidiaries maintained their BauerFinancial, Inc. 5-Star Superior Bank rating. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 40 and 32 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended March 31,
	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$16,402	$15,024
Interest on Deposits at Banks	60	32
Interest and Dividends on Investment Securities:
Fully Taxable	1,990	2,087
Exempt from Federal Taxes	1,545	1,483
Total Interest and Dividend Income	19,997	18,626
INTEREST EXPENSE
Interest-Bearing Checking Accounts	331	310
Savings Deposits	291	222
Time Deposits of $250,000 or More	55	19
Other Time Deposits	228	237
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	7	5
Federal Home Loan Bank Advances	445	309
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	179	161
Total Interest Expense	1,536	1,263
NET INTEREST INCOME	18,461	17,363
Provision for Loan Losses	358	401
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,103	16,962
NONINTEREST INCOME
Income From Fiduciary Activities	2,018	1,931
Fees for Other Services to Customers	2,256	2,237
Insurance Commissions	2,198	2,208
Net Gain on Sales of Loans	45	180
Other Operating Income	178	319
Total Noninterest Income	6,695	6,875
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,008	8,122
Occupancy Expenses, Net	2,544	2,463
FDIC Assessments	226	313
Other Operating Expense	3,697	3,472
Total Noninterest Expense	15,475	14,370
INCOME BEFORE PROVISION FOR INCOME TAXES	9,323	9,467
Provision for Income Taxes	2,692	2,918
NET INCOME	$6,631	$6,549
Average Shares Outstanding [1]:
Basic	13,484	13,343
Diluted	13,594	13,379
Per Common Share:
Basic Earnings	$0.49	$0.49
Diluted Earnings	0.49	0.49
[1] Share and per share data have been restated for the September 29, 2016, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and Due From Banks	$50,158	$43,024	$30,663
Interest-Bearing Deposits at Banks	14,645	14,331	30,048
Investment Securities:
Available-for-Sale	347,159	346,996	388,247
Held-to-Maturity (Approximate Fair Value of $335,105 at March 31, 2017; $343,751 at December 31, 2016; and $324,337 at March 31, 2016)	335,211	345,427	315,284
Other Investments	6,826	10,912	5,149
Loans	1,810,805	1,753,268	1,622,728
Allowance for Loan Losses	(17,216)	(17,012)	(16,287)
Net Loans	1,793,589	1,736,256	1,606,441
Premises and Equipment, Net	26,585	26,938	27,142
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,575	2,696	2,999
Other Assets	57,765	56,789	51,025
Total Assets	$2,656,386	$2,605,242	$2,478,871
LIABILITIES
Noninterest-Bearing Deposits	$402,506	$387,280	$352,624
Interest-Bearing Checking Accounts	959,170	877,988	962,103
Savings Deposits	696,625	651,965	611,178
Time Deposits of $250,000 or More	30,993	32,878	21,677
Other Time Deposits	167,242	166,435	167,479
Total Deposits	2,256,536	2,116,546	2,115,061
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	32,035	35,836	45,155
Federal Home Loan Bank Overnight Advances	32,000	123,000	—
Federal Home Loan Bank Term Advances	55,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	24,704	22,008	22,952
Total Liabilities	2,420,275	2,372,390	2,258,168
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,943,201 Shares Issued and Outstanding at March 31, 2017; 17,943,201 at December 31, 2016 and 17,420,776 at March 31, 2016)	17,943	17,943	17,421
Additional Paid-in Capital	271,517	270,880	251,510
Retained Earnings	31,901	28,644	35,449
Unallocated ESOP Shares (19,466 Shares at March 31, 2017; 19,466 Shares at December 31, 2016 and 47,090 Shares at March 31, 2016)	(400)	(400)	(950)
Accumulated Other Comprehensive Loss	(6,680)	(6,834)	(5,436)
Treasury Stock, at Cost (4,442,292 Shares at March 31, 2017; 4,441,093 Shares at December 31, 2016 and 4,402,128 Shares at March 31, 2016)	(78,170)	(77,381)	(77,291)
Total Stockholders’ Equity	236,111	232,852	220,703
Total Liabilities and Stockholders’ Equity	$2,656,386	$2,605,242	$2,478,871

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net Income	6,631	6,600	6,738	6,647	6,549
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	—	(101)	—	88	—

Share and Per Share Data:[1]
Period End Shares Outstanding	13,481	13,483	13,426	13,388	13,361
Basic Average Shares Outstanding	13,484	13,441	13,407	13,372	13,343
Diluted Average Shares Outstanding	13,594	13,565	13,497	13,429	13,379
Basic Earnings Per Share	$0.49	$0.49	$0.50	$0.50	$0.49
Diluted Earnings Per Share	0.49	0.49	0.50	0.49	0.49
Cash Dividend Per Share	0.250	0.250	0.243	0.243	0.243

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	23,565	34,731	21,635	22,195	21,166
Investment Securities	695,615	684,906	696,712	701,526	716,523
Loans	1,781,113	1,726,738	1,680,850	1,649,401	1,595,018
Deposits	2,161,798	2,160,156	2,063,832	2,082,449	2,069,964
Other Borrowed Funds	205,436	157,044	209,946	165,853	143,274
Shareholders’ Equity	235,257	230,198	228,048	223,234	218,307
Total Assets	2,626,470	2,572,425	2,528,124	2,496,795	2,456,431
Return on Average Assets, annualized	1.02%	1.02%	1.06%	1.07%	1.07%
Return on Average Equity, annualized	11.43%	11.41%	11.75%	11.98%	12.07%
Return on Tangible Equity, annualized [2]	12.76%	12.77%	13.18%	13.47%	13.62%
Average Earning Assets	2,500,293	2,446,375	2,399,197	2,373,122	2,332,707
Average Paying Liabilities	1,977,628	1,933,974	1,892,583	1,891,017	1,867,455
Interest Income, Tax-Equivalent[3]	20,945	20,709	20,222	20,154	19,549
Interest Expense	1,536	1,404	1,405	1,284	1,263
Net Interest Income, Tax-Equivalent[3]	19,409	19,305	18,817	18,870	18,286
Tax-Equivalent Adjustment[3]	948	939	940	917	923
Net Interest Margin, annualized [3]	3.15%	3.14%	3.12%	3.20%	3.15%

Efficiency Ratio Calculation: [4]
Noninterest Expense	15,475	15,272	15,082	14,884	14,370
Less: Intangible Asset Amortization	71	73	74	74	75
Net Noninterest Expense	15,404	15,199	15,008	14,810	14,295
Net Interest Income, Tax-Equivalent	19,409	19,305	18,817	18,870	18,286
Noninterest Income	6,695	6,648	7,114	7,194	6,875
Less: Net Securities (Loss) Gain	—	(166)	—	144	—
Net Gross Income	26,104	26,119	25,931	25,920	25,161
Efficiency Ratio	59.01%	58.19%	57.88%	57.14%	56.81%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	236,111	232,852	229,208	225,373	220,703
Book Value per Share [1]	17.51	17.27	17.07	16.83	16.52
Goodwill and Other Intangible Assets, net	24,448	24,569	24,675	24,758	24,872
Tangible Book Value per Share [1,2]	15.70	15.45	15.23	14.98	14.66

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.37%	9.47%	9.44%	9.37%	9.36%
Common Equity Tier 1 Capital Ratio	12.84%	12.97%	12.80%	12.74%	12.84%
Tier 1 Risk-Based Capital Ratio	13.99%	14.14%	13.98%	13.95%	14.08%
Total Risk-Based Capital Ratio	14.98%	15.15%	14.99%	14.96%	15.09%

Assets Under Trust Administration and Investment Management	$1,333,690	$1,301,408	$1,284,051	$1,250,770	$1,231,237

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 29, 2016, 3% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
	Total Stockholders' Equity (GAAP)	236,111	232,852	229,208	225,373	220,703
	Less: Goodwill and Other Intangible assets, net	24,448	24,569	24,675	24,758	24,872
	Tangible Equity (Non-GAAP)	$211,663	$208,283	$204,533	$200,615	$195,831

	Period End Shares Outstanding	13,481	13,483	13,426	13,388	13,361
	Tangible Book Value per Share (Non-GAAP)	$15.70	$15.45	$15.23	$14.98	$14.66

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
	Net Interest Income (GAAP)	18,461	18,366	17,877	17,953	17,363
	Add: Tax-Equivalent adjustment (Non-GAAP)	948	939	940	917	923
	Net Interest Income - Tax Equivalent (Non-GAAP)	$19,409	$19,305	$18,817	$18,870	$18,286
	Average Earning Assets	2,500,293	2,446,375	2,399,197	2,373,122	2,332,707
	Net Interest Margin (Non-GAAP)*	3.15%	3.14%	3.12%	3.20%	3.15%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The March 31, 2017 CET1 ratio listed in the tables (i.e., 12.84%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
	Total Risk Weighted Assets	1,747,318	1,707,829	1,690,646	1,662,381	1,617,957
	Common Equity Tier 1 Capital	224,369	221,472	216,382	211,801	207,777
	Common Equity Tier 1 Ratio	12.84%	12.97%	12.80%	12.74%	12.84%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	03/31/2017	12/31/2016	3/31/2016
Loan Portfolio
Commercial Loans	$118,842	$105,155	$106,077
Commercial Real Estate Loans	435,316	431,646	403,845
Subtotal Commercial Loan Portfolio	554,158	536,801	509,922
Consumer Loans	551,963	537,361	489,509
Residential Real Estate Loans	704,684	679,106	623,297
Total Loans	$1,810,805	$1,753,268	$1,622,728
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$17,012	$16,975	$16,038
Loans Charged-off	(270)	(486)	(217)
Less Recoveries of Loans Previously Charged-off	116	40	65
Net Loans Charged-off	154	446	152
Provision for Loan Losses	358	483	401
Allowance for Loan Losses, End of Quarter	$17,216	$17,012	$16,287
Nonperforming Assets
Nonaccrual Loans	$4,273	$4,193	$7,445
Loans Past Due 90 or More Days and Accruing	—	1,201	552
Loans Restructured and in Compliance with Modified Terms	101	106	118
Total Nonperforming Loans	4,374	5,500	8,115
Repossessed Assets	103	101	165
Other Real Estate Owned	1,631	1,585	1,846
Total Nonperforming Assets	$6,108	$7,186	$10,126
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.10%	0.04%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.08%	0.11%	0.10%
Allowance for Loan Losses to Period-End Loans	0.95%	0.97%	1.00%
Allowance for Loan Losses to Period-End Nonperforming Loans	393.60%	309.31%	200.70%
Nonperforming Loans to Period-End Loans	0.24%	0.31%	0.50%
Nonperforming Assets to Period-End Assets	0.23%	0.28%	0.41%